Filed Pursuant to Rule 433

Registration No. 333-172394

September 7, 2011

PRICING TERM SHEET

3.25% Senior Notes due September 15, 2021

Issuer:	Pacific Gas and Electric Company

Size:	$250,000,000

Maturity Date:	September 15, 2021

Coupon:	3.25%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2012

Price to Public:	99.475%

Benchmark Treasury:	2.125% due August 15, 2021

Benchmark Treasury Yield:	2.012%

Spread to Benchmark Treasury:	+130 basis points

Yield:	3.312%

Optional Redemption:	At any time prior to June 15, 2021, Pacific Gas and Electric Company may, at its option, redeem the 3.25% Senior Notes in whole or in part at a redemption price equal to the greater of:

• 100% of the principal amount of the 3.25% Senior Notes to be redeemed; or

• as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 3.25% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after June 15, 2021, Pacific Gas and Electric Company may redeem the 3.25% Senior Notes, in whole or in part, at 100% of the principal amount of the 3.25% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Settlement Date:	September 12, 2011 (T+3)

CUSIP / ISIN:	694308 GW1 / US694308GW13

Joint Book-Running Managers:	Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

The Williams Capital Group, L.P.

Co-Manager:	U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (877) 858-5407; Morgan Stanley & Co. LLC toll free at (866) 718-1649; or The Williams Capital Group, L.P. at (212) 373-4237.

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